     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CORNERSTONE PROPERTIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      NEVADA                                            74-2170858
          (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
          INCORPORATION OR ORGANIZATION)

                         TOWER 56, 126 EAST 56TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 605-7100
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 JOHN S. MOODY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          CORNERSTONE PROPERTIES INC.
                         TOWER 56, 126 EAST 56TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 605-7100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
         INCLUDING AREA CODE, OF AGENT FOR SERVICE FOR THE REGISTRANT)
                            ------------------------

                                   COPIES TO:

                             F.H. MOORE, JR., ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                                              PROPOSED
                                                                    PROPOSED                   MAXIMUM
TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO           MAXIMUM OFFERINGPRICE       AGGREGATEOFFERING
        TO BE REGISTERED                BE REGISTERED             PER SHARE(1)                PRICE(1)
--------------------------------------------------------------------------------------------------------------
Common Stock, without par
  value...                               34,493,192                 $17.8125               $614,409,982.50
==============================================================================================================

=================================  =======================

TITLE OF EACH CLASS OF SECURITIES         AMOUNT OF
        TO BE REGISTERED              REGISTRATION FEE
---------------------------------  -----------------------
Common Stock, without par
  value...                               $181,250.94
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 2, 1998
PROSPECTUS

                               34,493,192 SHARES

                          CORNERSTONE PROPERTIES INC.
                                  COMMON STOCK
                            ------------------------

     All of the 34,493,192 shares (the "Shares") of common stock, without par value ("Common Stock"), of Cornerstone Properties Inc. (the "Company") offered hereby are being offered by certain stockholders of the Company named herein (collectively, the "Selling Stockholders"). The Selling Stockholders received the Shares, which were originally issued by the Company, in connection with the acquisition by the Company of nine Class A office properties and one parcel of undeveloped land in October 1997 and the purchase by the Company of certain participation rights in one of the Company's Class A office properties in New York City in January 1998. See "Selling Stockholders."

     Each Selling Stockholder may from time to time sell all or portion of its Shares on the New York Stock Exchange (the "NYSE"), on any other national securities exchange on which the Common Stock is listed or traded, in the over-the-counter-market, in negotiated transactions or otherwise, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The Shares may be sold directly or through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions. To the extent required, the specific Shares to be sold, the respective purchase prices and public offering prices, the names of any underwriter, broker, dealer or agent, and any applicable discounts, commissions or concessions with respect to a particular offer will be set forth in an accompanying prospectus supplement. The Selling Stockholders reserve the sole right to accept and, together with the Selling Stockholders' underwriters, brokers, dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through underwriters, brokers, dealers or agents. See "Plan of Distribution."

     The Selling Stockholders and any underwriters, brokers, dealers or agents that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, commissions and concessions received by such underwriters, brokers, dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company will receive no proceeds of any sales made hereunder. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Shares, less any commissions, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

     To ensure that the Company maintains its qualification as a REIT, ownership by any single person is limited to 6.0% (and 3% with respect to Non-U.S. persons, as defined herein) of the value of the outstanding capital stock of the Company.

     The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
                The date of this Prospectus is           , 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE OF OR OFFER TO SELL THE SHARES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (of which this Prospectus is a part) on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies of which may be obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Such materials can also be inspected at the offices of the NYSE, at 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company with the Commission and are incorporated by reference in this Prospectus:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Company's Report on Form 10-K/A, dated March 10, 1997, filed with the Commission pursuant to the Exchange Act.

          2. The Company's Report on Form 10-K/A, dated February 21, 1997, amending the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission pursuant to the Exchange Act.

          3. The Company's Reports on Form 10-Q, for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, filed with the Commission pursuant to the Exchange Act.

          4. The Company's Current Reports on Form 8-K dated, January 29, 1997, July 28, 1997, August 21, 1997, October 30, 1997, December 3, 1997,
     December 19, 1997, January 14, 1998 and February 5, 1998 filed with the Commission pursuant to the Exchange Act.

          5. The Company's Current Reports on Form 8-K/A, dated January 22, 1997, February 24, 1997, February 24, 1997, March 10, 1997 and September 18, 1997, filed with the Commission pursuant to the Exchange Act.

          6. The Company's Proxy Statement, dated September 23, 1997, filed with the Commission pursuant to the Exchange Act.

          7. The description of the Company's Common Stock contained in Item 10 of Form 10 filed with the Commission on April 30, 1982, pursuant to Section 12(g) of the Exchange Act, including all amendments and reports updating such description.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests for documents should be directed to Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, New York 10022, Attention: Secretary (telephone number:
(212) 605-7100).

                            ------------------------

                          FORWARD-LOOKING INFORMATION

     The Company has made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company. Also, when words such as "believes," "expects," "anticipates" or similar expressions are used, forward-looking statements are being made. Prospective investors should note that many factors, some of which are discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future financial results of the Company and could cause those results to differ materially from those expressed in any forward-looking statements contained or incorporated by reference in this document. These factors include (i) operating, legal and regulatory risks; (ii) economic, political and competitive forces affecting the Company's real estate interests; and (iii) the risk that the Company's analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                                  RISK FACTORS

     Prior to making an investment decision with respect to the Shares offered hereby, prospective investors should consider the following matters set forth below, together with the other information included and incorporated by reference in this Prospectus.

SUBSTANTIAL CONCENTRATION OF OWNERSHIP OF COMMON STOCK

     As of February 26, 1998, two Selling Stockholders hereunder, Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen ("PGGM") and its wholly owned subsidiary, Dutch Institutional Holding Company, Inc. ("DIHC"), together owned approximately 34.9% of the Common Stock of the Company, and the New York State Teachers Retirement System ("NYSTRS") and Rodamco N.V. (together with its subsidiaries "Rodamco") owned 7.0% and 4.7%, respectively, of the Common Stock of the Company. As of February 26, 1998, Deutsche Bank AG owned all of the outstanding shares of the Company's 7% Preferred Stock (defined herein) which, if converted, would constitute 3.0% of the Common Stock, and the Company has been advised by Deutsche Bank AG that it has investment discretion over an additional approximately 3.3 million shares of Common Stock owned by investors in Germany as of January 16, 1998. Pursuant to their rights under the Registration Rights and Voting Agreement (defined herein), PGGM and DIHC together have nominated two directors elected to the Company's Board of Directors (the "Board"); and NYSTRS and Rodamco, pursuant to their rights when each was the owner of the Company's 8% Cumulative Convertible Preferred Stock and 8% Cumulative Convertible Preferred Stock, Series A, respectively, each has designated one director to the Board. These stockholders are the largest stockholders of the Company and, because of certain limitations that the Company has adopted to preserve its status as a REIT, no other stockholder is permitted to own, directly or indirectly, more than 6% of the capital stock of the Company designated (or more than 3% of the capital stock of the Company with respect to Non-U.S. persons (as defined herein)), subject to certain exceptions set forth in the Company's Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), or to approval by the Board. This concentration of ownership could potentially be disadvantageous to other stockholders' interests.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the efforts of its senior officers, and, in particular, John S. Moody, the Chairman of the Board and Chief Executive Officer, and Rodney C. Dimock, the President and Chief Operating Officer. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH EXPANSION

     Part of the Company's strategy for growth is to actively seek to acquire additional Class A office properties, which acquisitions may include the acquisition of other companies and business entities owning such properties. The Company's future growth will depend upon (i) the availability of suitable properties, (ii) the Company's ability to compete effectively for available properties and (iii) the availability of capital to complete the acquisitions. In pursuing a strategy of acquiring other properties, the Company will face risks commonly encountered with growth through acquisitions. Although the Company will engage in due diligence with respect to each new acquisition, there can be no assurance that the Company will be aware of all potential liabilities and problems associated with such properties, and the Company may have limited contractual recourse, or no contractual recourse, against the sellers of such properties. In addition, risks associated with acquisitions include failure of the investments to perform in accordance with expectations, failure to assimilate the acquired properties, disruption of the Company's ongoing business, dissipation of the Company's limited management resources, failure to maintain uniform standards, controls and policies and impairment of relationships with tenants as a result of changes in management. Acquiring additional properties, as the Company intends, could also have a significant impact on the Company's financial position, and could cause substantial fluctuations in the Company's quarterly and yearly operating results. See
"-- Risks Associated with the DIHC Acquisition."

RISKS ASSOCIATED WITH THE DIHC ACQUISITION

     On October 27, 1997, the Company acquired (the "DIHC Acquisition") interests in nine additional Class A office properties comprising nearly 4.5 million rentable square feet in Alexandria, Virginia (3 properties), Atlanta (2 properties), Boston (2 properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago. The DIHC Acquisition requires the integration of two portfolios of Properties (as defined herein) that have previously operated independently. No assurance can be given that the Company will be able to integrate the recently acquired Properties into its operations without encountering difficulties or that the benefits expected from such integration will be realized. In addition, there can be no assurance that the Company will realize anticipated operating synergies from the DIHC Acquisition.

NEED FOR FINANCING AND POSSIBLE DILUTION THROUGH ISSUANCE OF STOCK

     The Company will require substantial additional capital in order to continue to acquire properties in the future. The Company intends to finance acquisitions with cash on hand, through the issuance from time to time of additional capital stock or UPREIT units, borrowings under its $350 million unsecured Revolving Credit Facility with Bankers Trust Company and The Chase Manhattan Bank (the "Revolving Credit Facility") and through mortgage financing. Using cash to complete acquisitions could substantially limit the Company's financial flexibility. Using stock or UPREIT units to consummate acquisitions may result in significant dilution of stockholders' equity in the Company. Using the Revolving Credit Facility to complete acquisitions will increase the Company's exposure to the risks associated with debt financing. See "-- Risks of Debt Financing." In addition, 13 of the Company's 19 Properties are pledged to secure the Company's mortgage indebtedness amounting to approximately $786 million as of February 26, 1998, which indebtedness may impede the Company's ability to borrow from other sources. If the Company is unable to obtain additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business and the value of the Common Stock.

RISKS OF DEBT FINANCING

  Dependence on Revolving Credit Facility and Mortgage Financing

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness, and the risk that the Company may be unable to finance future acquisitions or capital expenditures on favorable terms, or at all. In addition, the Revolving Credit Facility provides that an acceleration of any debt instrument also could, pursuant to a cross-default clause, cause or permit the acceleration of the Revolving Credit Facility. Any such acceleration could have a material adverse effect on the Company and its ability to make distributions to stockholders and to maintain its qualification as a REIT under the Code, potentially threatening the continued viability of the Company.

  Refinancing Risks

     The Company has significant amounts of debt maturing under outstanding mortgage loans beginning in the year 2000 in the following increments: $65.0 million or 8.3% in 2000; $109.9 million or 14.0% in 2001; $80.0 million or 10.2%
in 2002; $67.8 million or 8.6% in 2003; $65.0 million or 8.3% in 2004; $278.7 million or 35.4% in 2005; and $120.0 million or 15.2% in 2007. In the event the Company is unable to secure refinancing of such mortgage indebtedness on acceptable terms, the Company might be forced to dispose of Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or for debt service. In addition, if the Company is unable to meet mortgage payments with respect to one or more of its mortgaged Properties, the mortgage securing such Properties could be foreclosed upon by, or such Properties could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

  Policies on Indebtedness Subject to Change

     While the Company currently intends to maintain a reasonable level of debt service coverage taking into account the Company's high quality of assets and tenancy, the Company could become more highly leveraged. This could result in an increase in debt service which could adversely affect the Company and its ability to make distributions to stockholders and result in increased risk of default on its obligations. Moreover, although the Company will consider factors other than its market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the Company's future cash flow will be sufficient to allow the Company, after meeting debt service obligations, to make stockholder distributions at the level currently expected.

  Risk of Rising Interest Rates

     Advances under the Revolving Credit Facility bear interest at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.

CONCENTRATION OF ASSETS IN BOSTON MARKET

     As of February 27, 1998, four of the Company's 19 Properties are located in the Downtown Boston market and account for approximately 27% of the Company's Full Service Straight-Line Rent (the average of all actual rent required to be paid through the term of the leases relating to the Properties calculated in accordance with general accepted accounting principles, plus recoveries). This concentration of assets makes the Company particularly vulnerable to adverse changes in economic conditions in the Boston metropolitan area. A significant decline in these economic conditions could have a material adverse effect on the Company.

TAX RISKS; RISKS ASSOCIATED WITH REIT STATUS

  Adverse Consequences of the Failure to Maintain Qualification as a REIT

     The Company believes that it has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1983. However, no assurance can be given that the Company will be able to continue to operate in a manner enabling it to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions which have only a limited number of judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may have an impact on its ability to maintain its qualification as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations issued by the United States Treasury Department (the "Treasury Regulations") under the Code, administrative interpretations or court decisions will not significantly change the tax laws with respect to its qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to continue to operate as a REIT.

     As a condition to maintaining status as a REIT, the Code and the Treasury Regulations promulgated thereunder contain a requirement (the "Five or Fewer Requirement") that, during the last half of each taxable year, not more than 50% in value of the REIT's outstanding stock be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain specified entities). For this purpose, stock that is held by most entities such as a corporation, partnership, limited liability company or pension plan, is treated as held proportionately by their beneficiaries rather than by such entities. In addition, as described below, the Articles of Incorporation contain restrictions on share ownership that are designed to prevent violation of the Five or Fewer Requirement. See "-- Transfer and Ownership Limitations." Therefore, the Company believes that it is unlikely that five or fewer "individuals" would be considered to own more than 50% of the outstanding shares.

     If the Company fails to maintain its qualification as a REIT, or is found not to have qualified as a REIT for any prior year, the Company would not be entitled to deduct dividends paid to its stockholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce amounts available for investment or distribution to stockholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions. As a result, disqualification of the Company as a REIT could have a material adverse effect on the Company and its ability to make distributions to stockholders. To the extent that distributions to stockholders have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations."

  Effect of Distribution Requirements

     To maintain its status as a REIT, the Company is required each year to distribute to its stockholders at least 95% of its taxable income (excluding net capital gains). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for the calendar year plus any amount of such income not distributed in prior years. See "Federal Income Tax Considerations." Although the Company anticipates that cash flow from operations will be sufficient to enable it to pay its operating expenses and meet the distribution requirements discussed above, there can be no assurance that this will be the case, and it may be necessary for the Company to incur borrowings or otherwise obtain funds to satisfy the distribution requirements associated with maintaining its qualification as a REIT. In addition, differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company could require the Company to incur borrowings or otherwise obtain funds to meet the distribution requirements that are necessary to maintain its qualification as a REIT. There can be no assurance that the Company will be able to borrow funds or otherwise obtain funds if and when necessary to satisfy such requirements.

TRANSFER AND OWNERSHIP LIMITATIONS

     For the purpose of preserving the Company's REIT qualification, the Articles of Incorporation provide that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% of the value of the aggregate outstanding shares of all classes of stock of the Company (the "6% Limit"). In addition, the Articles of Incorporation have similar restrictions on transfer designed to encourage Common Stock to remain in the hands of "U.S. Persons" (as defined below) in order for the Company to be considered a domestically controlled REIT for purposes of U.S. tax law (the "Non-U.S. Ownership Limit"). The Board may waive the 6% Limit and/or the Non-U.S. Ownership Limit with respect to a particular stockholder if it determines in good faith that the proposed ownership by such stockholder would not jeopardize the Company's status as a REIT and otherwise decides such action would be in the best interests of the Company. The Board has previously waived the 6% Limit and the Non-U.S. Ownership Limit in connection with the DIHC Acquisition and certain private placements of equity. These limits on transfer may preserve the concentration of ownership for longer periods of time than might be true without such limits, and therefore be potentially disadvantageous to other stockholders' interests.

RISKS INVOLVED IN PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES

     Interests in six of the Properties are held by the Company through partnerships in which other entities own an interest. Partnership investments may, under certain circumstances, involve risks not otherwise present in property ownership, including the possibility that the Company's partners might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships to permit the Company's business objectives to be achieved. In addition, certain provisions of the partnership agreements, including rights of first refusal and other restrictions on the transferability of the Company's partnership interests, may limit the liquidity of the Company's partnership investments and thereby reduce the rate of return that may be realized by the Company with respect to such investments. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

REAL ESTATE INVESTMENT RISKS

  General

     Real property investments are subject to numerous risks. The yields available from an equity investment in real estate depend on the amount of income generated and costs incurred by the related properties. If properties in which the Company invests do not generate sufficient income to meet costs, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its stockholders will be adversely affected. Revenues and values of the Company's properties may be adversely affected by a number of factors, including the national economic climate, the local economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area), the attractiveness of the properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance and insurance and to cover other operating costs, government regulations and changes in real estate, zoning or tax laws, interest rate levels, the availability of financing and potential liabilities under environmental and other laws. In addition, certain significant expenditures associated with each Property (such as debt service, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in rental income from the investment. Should such events occur, the Company's results of operations and ability to make distributions to stockholders could be adversely affected.

  Market Illiquidity

     Equity real estate investments, especially assets of relatively large size, are often illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

REGULATORY COMPLIANCE

  Environmental Matters

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of such removal or remediation could be substantial. Additionally, the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to borrow using such real estate as collateral. All of the Properties have Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) by independent environmental consultants (the "Phase I Assessments") and have been inspected for hazardous materials as part of the Company's acquisition inspections. None of the Phase I Assessments has revealed any environmental conditions requiring material expenditures for remediation. No assurance can be given that these Phase I Assessments or the Company's inspections have revealed all environmental liabilities and problems relating to its Properties.

     The Company believes that it is in compliance in all material respects with all federal, state and local laws regarding hazardous or toxic substances. To date, compliance with federal, state and local environmental protection regulations has not had a material effect upon the Company. However, there can be no assurance that costs of investigating and remediating environmental matters with respect to properties currently or previously owned by the Company or properties which the Company may acquire in the future, or other expenditures or liabilities (including claims by private parties) resulting from hazardous substances present in, on, under or above such properties or resulting from circumstances or other actions or claims relating to environmental matters, will not have a material adverse effect on the Company and its ability to make distributions to stockholders.

  Other Regulations

     The Properties are, and properties which the Company may acquire in the future will be, subject to various other federal, state and local regulatory requirements such as local building codes and other similar regulations. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all applicable regulatory requirements, although expenditures at properties owned by the Company may be required to comply with changes in these laws. No material expenditures are contemplated at this time in order to comply with any such laws or regulations; however, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by the Company, which could have an adverse effect on the Company and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on the Properties may result in significant unanticipated expenditures, which could adversely affect the Company and its ability to make distributions to stockholders.

SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Future sales of substantial amounts of the Common Stock in the public market, including hereunder, or the perception that such sales could occur, may have an adverse effect on the market price of the Common Stock. In addition, any future issuances of Common Stock or other capital stock of the Company could also be dilutive to investors in the Common Stock. As of February 26, 1998, there were 97,874,511 shares of Common Stock outstanding (excluding 1,817,000 shares of Common Stock that may be issued upon exercise of outstanding options granted to certain directors and officers). The Company has granted certain of its existing stockholders, in addition to the Selling Stockholders, registration rights.

HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES

     The Company had losses of $7.0 million, and $13.6 million for fiscal years 1994 and 1995, respectively. Although such losses were due in large part to the Company's higher levels of leverage in the past, unrealized losses and certain non-recurring extraordinary items resulting from prepayment penalties on debt refinancing, there can be no assurance that the Company will not incur significant losses in the future. As of September 30, 1997, the Company's consolidated balance sheet reflected an accumulated deficit aggregating approximately $9.1 million, resulting from the losses referred to above and the fact that aggregate distributions to stockholders have exceeded net income.

CHANGE IN POLICIES

     The major policies of the Company, including its policies with respect to maintaining its qualification as a REIT and with respect to dividends, acquisitions, debt and investments, are established by the Board. Although it has no present intention to do so, the Board may amend or revise these and other policies from time to time without a vote of or notice to the stockholders of the Company (subject to the rights of the holders of the Company's outstanding series of Preferred Stock). Accordingly, holders of the shares of Common Stock will have no control over changes in policies of the Company, including any policies relating to the payment of dividends or maintaining qualification as a REIT.

RISK OF INABILITY TO SUSTAIN DISTRIBUTION LEVEL

     The Company's current intended distribution level is based on a number of assumptions, including assumptions relating to the future operations of the Company. These assumptions concern, among other matters, continued property occupancy and profitability of tenants, capital expenditures and other costs relating to the Properties, the level of leasing activity, the strength of real estate markets, competition, the cost of environmental compliance and compliance with other laws, the amount of uninsured losses, and decisions by the Company to reinvest rather than distribute cash available for distribution. The Company currently expects to maintain its current distribution level. However, some of the assumptions described above are beyond the control of the Company, and a significant change in any such assumptions could cause a reduction in cash available for distributions, which could affect the Company's ability to sustain its distribution level.

                                  THE COMPANY

     The Company is a self-advised REIT with interests in 19 Class A office properties (collectively, the "Properties," and each, a "Property") comprising nearly 11 million rentable square feet. The Properties are located in 10 major metropolitan areas throughout the United States: Atlanta, Boston, Charlotte, suburban Chicago, Denver, Minneapolis, New York City, Pittsburgh, Seattle and Washington D.C. and surrounding suburbs. All of the Properties were built between 1979 and 1991, with the exception of the Pittsburgh Property, which was substantially renovated in 1988. The Company's strategy is to own Class A office properties in prime CBD locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, attract premium rents and experience the highest tenant retention rates within their markets. As of September 30, 1997, the Properties were approximately 96% leased to 768 tenants.

     All of the Company's interests in the Properties are held by or through a Delaware limited partnership, Cornerstone Properties Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner. The Company currently owns directly or indirectly 99.17% of the outstanding units of partnership interest in the Operating Partnership (excluding certain preferred units owned by the Company).

     The Company is led by John S. Moody, the Chairman of the Board and Chief Executive Officer, who joined the Company in 1991, and by Rodney C. Dimock, the President and Chief Operating Officer, who joined the Company in 1995. Mr. Moody and Mr. Dimock have a combined total of approximately 50 years of commercial real estate experience. They are supported by a team of ten officers with an average of 13 years of experience in areas of acquisitions, asset management, leasing and finance, as well as 14 professional and administrative staff members.

     The Company focuses its professional and executive staff on the execution of its acquisition and management strategy, including market research, budgeting, leasing, capital planning, finance and asset management. The Company engages prominent regional or national third-party management companies to provide day-to-day property management functions at the local level. The Company believes that its use of third-party property managers offers a flexible, cost-efficient and demonstrably effective means for managing a national office portfolio, as historically its Properties have consistently outperformed their respective submarkets' Class A property rent and occupancy levels. In all cases, the Company retains full responsibility for capital planning, budgeting, leasing, major tenant relationships, financing and strategic initiatives with respect to its Properties.

     As a major owner of Class A office properties, management believes that the Company is well positioned to capitalize on the expected improvement in the fundamentals for office property markets in the United States. Management also believes that the Company can continue to use its portfolio of premium quality assets, proven access to multiple sources of debt and equity capital and efficient management structure to expand nationally through the use of UPREIT unit transactions and stock-for-asset transactions.

     The principal executive offices of the Company are located at Tower 56, 126 East 56th Street, New York, New York 10022, and its telephone number at that location is (212) 605-7100. The Company was organized under the laws of the State of Nevada in May 1981.

                                USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from the sale of the Shares. The Company will receive no proceeds from the sale of Shares by the Selling Stockholders.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, with no par value (the "Preferred Stock"). Stockholders have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional shares of stock of any class or of securities convertible into stock of any class. The following brief description of the capital stock of the Company does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Articles of Incorporation and Bylaws, as amended, and to the respective certificates of designations for each series of Preferred Stock, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Company had 97,874,511 shares of Common Stock outstanding at February 26, 1998. Subject to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters presented to stockholders for a vote. There are no cumulative voting rights with respect to the election of directors. Holders of Common Stock have no conversion, sinking fund or redemption rights. All of the Shares will be, when issued, fully paid and nonassessable.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, subject to the terms of any Preferred Stock at the time outstanding and to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status. In the event of the liquidation of the Company, each outstanding share of Common Stock is entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Transfer Agent and Registrar for the Common Stock is Boston EquiServe.

     Registration Rights and Voting Agreement with PGGM and DIHC

     The Registration Rights and Voting Agreement among the Company, PGGM and DIHC (the "Registration Rights and Voting Agreement") provides that so long as PGGM and DIHC and their affiliates own in the aggregate 5% or more of the outstanding shares of Common Stock, the Company will take all action necessary to ensure that two members of the Company's Board are individuals designated by PGGM ("PGGM Directors"). Pursuant to their rights under this agreement, PGGM and DIHC have nominated two directors elected to the Board. The Registration Rights and Voting Agreement also provides that, until the earlier of October 27, 2002 or the date when PGGM and DIHC and their affiliates own less than 25% of the Common Stock, (i) the Company will take all action necessary to ensure that one PGGM Director is appointed to the board affairs committee of the Board, (ii) other than incumbent directors and PGGM Directors, all nominees for the Board will be persons not affiliated with PGGM, DIHC or their affiliates and (iii) the Company will not increase the number of directors constituting the Board without the prior written consent of PGGM. Furthermore, so long as PGGM and DIHC and their respective affiliates own in the aggregate 2.5% or more of outstanding shares of Common Stock, the Company will maintain, with certain exceptions, a debt leverage ratio not in excess of 0.45 to 1.

PREFERRED STOCK

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of Preferred Stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series are fixed or designated by the Board pursuant to a certificate of designations (each, a "Certificate of Designations"). Such Preferred Stock may have voting or other rights which could adversely affect the rights of holders of the Common Stock.

     Holders of Preferred Stock have no voting rights in general corporate matters except as provided by law or as set forth in the Certificate of Designations therefor. Under Nevada law, if any proposed amendment to the Articles of Incorporation would alter or change any preference or any relative or other right given to the holders of Preferred Stock, then the amendment must be approved by the affirmative vote of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

     As of February 26, 1998, the Preferred Stock established by the Company consisted of (i) 3,030,303 shares of 7% Cumulative Convertible Preferred Stock, with no par value (the "7% Preferred Stock"), all of which were issued and outstanding and held by Deutsche Bank AG and (ii) 344,828 shares of 8% Cumulative Convertible Preferred Stock, with no par value (the "8% Preferred Stock"), none of which is issued and outstanding. The Company originally authorized 1,035,483 shares of 8% Preferred Stock; however, in November 1996, the Company issued 689,655 shares of 8% Preferred Stock to NYSTRS, all of which shares were subsequently converted into 6,896,550 shares of Common Stock in July 1997. The Company does not intend to issue the remaining authorized shares of 8% Preferred Stock. Set forth below is a brief description of the terms of the 7% Preferred Stock.

  7% Preferred Stock

     Priority. The 7% Preferred Stock, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock and to each other class of capital stock or series of Preferred Stock established by the Board (except as set forth below) which does not expressly provide that it ranks senior to the 7% Preferred Stock as to dividends and distributions and upon the liquidation, winding-up and dissolution of the Company and (ii) on a parity with any other class of capital stock or series of Preferred Stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 7% Preferred Stock as to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company.

     Dividends. Holders of 7% Preferred Stock are entitled to receive cumulative cash dividends payable annually at the rate of 7% per annum when, as and if declared by the Board out of funds legally available therefor and in preference to any dividend payable on the Common Stock. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 7% Preferred Stock are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the Common Stock, an amount equal to $16.50 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 7% Preferred Stock to the date of final distribution.

     Conversion. Each share of the 7% Preferred Stock is convertible, at the option of the holder thereof, at any time after August 4, 2000, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 7% Preferred Stock at the time of conversion. The conversion price currently in effect is $16.50 per share of Common Stock, subject to adjustment.

     Redemption.  The 7% Preferred Stock is not redeemable.

     Voting. The Certificate of Designations for the 7% Preferred Stock provides that if dividends payable on the 7% Preferred Stock shall be in arrears for six calendar quarters or more, whether or not consecutive, the holders of the outstanding shares of the 7% Preferred Stock shall have the right to elect two of the authorized number of members of the Board at the Company's next annual meeting of stockholders until such arrearages have been paid or set apart for payment. In addition, the Certificate of Designations for the 7% Preferred

Stock provides that the issuance of any shares of Preferred Stock ranking prior to the 7% Preferred Stock shall require the consent of the holders of the 7% Preferred Stock. The Company has agreed that so long as Deutsche Bank AG holds at least 1,000,000 shares of the 7% Preferred Stock, the Company will not issue any shares of Preferred Stock ranking on a parity with the 7% Preferred Stock without the prior written consent of Deutsche Bank AG.

     Registration Rights. If at any time after one year following a registered initial public offering in the United States by the Company, Deutsche Bank AG notifies the Company in writing that it intends to offer or to cause to be offered for sale its shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion of the 7% Preferred Stock and requests the Company to cause such securities to be registered under the Securities Act, the Company will use its best efforts to cause such securities to be so registered if counsel for the Company shall deem such registration necessary or advisable. Deutsche Bank AG is required to hold and to intend to offer for public sale not less than a total of 1,500,000 shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion thereof at the time of any such request. The Company is not obligated to make more than one registration pursuant to these provisions.

                        CERTAIN PROVISIONS OF NEVADA LAW
                 AND OF THE COMPANY'S ARTICLES OF INCORPORATION

     The terms of Chapter 78 of the Nevada Revised Statutes, entitled the Nevada General Corporation Law (the "NGCL"), apply to the Company. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles of Incorporation and Bylaws of the Company do not exclude the Company from such provisions of the NGCL. Such provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of the Company.

CONTROL SHARE ACQUISITIONS

     Pursuant to Sections 78.378 to 78.3793 of the NGCL, an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at an annual meeting or a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting powers, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control Shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above provisions do not apply if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

CERTAIN BUSINESS COMBINATIONS

     Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

DIRECTORS' DUTIES

     Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation. In so determining, the board of directors must consider the interests set forth above or have reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or lead to bankruptcy proceedings.

OWNERSHIP RESTRICTIONS

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. To help ensure that the Company continues to qualify as a REIT,
Article 8 of the Company's Articles of Incorporation provides that shares of the Company's stock shall not be transferred to any person if such transfer would cause such person to become the direct or indirect owner of more than 6% of the value of the outstanding shares of capital stock of the Company (the "6% Limit"). Shares of stock acquired in excess of the 6% Limit shall be deemed to be transferred to the Company as trustee for the benefit of the person to whom the person who acquired the excess shares later transfers such shares. In addition, excess shares shall be deemed to have been offered for sale to the Company or its designee at their "fair market value" for a 90-day period.
Article 8 further provides that a person who knowingly violates the 6% Limit must indemnify the Company and its stockholders for losses if such violation causes the Company either to fail to qualify as a REIT or to be subject to personal holding company taxes. The affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock is required to alter, amend, repeal or adopt any provision inconsistent with such restrictions.

     The Company's Articles of Incorporation also contain provisions designed to assist the Company in becoming a "domestically controlled REIT" under the Code.
Article 9 of the Company's Articles of Incorporation provides that shares of the Company's stock may not be transferred to any Non-U.S. person if such transfer would cause such Non-U.S. person to become the direct or indirect owner of more than 3% of the value of the outstanding shares of any class of capital stock of the Company (the "Non-U.S. Ownership Limit"). Shares of stock acquired in excess of the Non-U.S. Ownership Limit are deemed to be transferred to the Company as trustee for the benefit of the person to whom the Non-U.S. person who acquired the excess shares later transfers such shares. In addition, excess shares are deemed to have been offered for sale to the Company or its designee at their "fair market value" for a 90-day period. Article 9 does not apply, however, to transfers by any U.S. Person by operation of law or pursuant to death, a merger or sale of substantially all of the assets of such person, bankruptcy or pledges of security.

     As used in the preceding paragraph:

     "Non-U.S. Person" means (i) a nonresident alien individual (as defined in the Code), (ii) a foreign corporation, foreign partnership, foreign trust, foreign estate, foreign government, and any other organization or entity which is not organized under the laws of the United States or a State, and (iii) any other person or entity treated as a "foreign person" under regulations promulgated under the Code.

     "U.S. Person" means any person other than a Non-U.S. Person.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material federal income tax considerations associated with an investment in the Common Stock offered hereby. Shearman & Sterling, counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his or her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion and the opinions of Shearman & Sterling are based on current law.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON STOCK OF THE COMPANY.

FEDERAL INCOME TAXATION OF THE COMPANY

     The Company believes that, commencing with its taxable year ended December 31, 1983, it was organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has qualified or will remain qualified as a REIT. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service (the "IRS") as to its status as a REIT. Based on various assumptions and factual representations made by the Company, in the opinion of Shearman & Sterling, counsel to the Company, the Company was organized and has operated in conformity with the requirements for qualification as a REIT, the Company has operated so as to qualify as a REIT since its taxable year ended December 31, 1992 (which such counsel believes is the Company's earliest taxable year which is within the normal period for federal tax audit), and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for each of its subsequent taxable years. Such qualification depends upon the Company's ability to meet the various requirements imposed under the

Code through actual operations, as discussed below, and no assurance can be given that actual operations will meet these requirements. The opinion of Shearman & Sterling is not binding on the IRS. The opinion of Shearman & Sterling also is based upon existing law, the regulations issued by the United States Treasury Department (the "Treasury Regulations"), currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     The Company, however, will be subject to federal income tax, as follows: first, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the corporate "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire or be treated as acquiring any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.

  Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code,
(v) the beneficial ownership of which is held by 100 or more persons (the "100 Stockholder Requirement"), and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     In order to protect the Company from a concentration of ownership of its stock that would cause the Company to fail the Five or Fewer Requirement or the 100 Stockholder Requirement, the Articles of Incorporation of the Company provide that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% (in value) of the aggregate outstanding shares of all classes of stock of the Company with certain exceptions. In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership would cause more than 50% in value of the Company's outstanding stock to be owned by five or fewer individuals or would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rule of attribution). In rendering its opinion that the Company has operated in a manner so as to qualify, and its proposed method of operation will continue to enable it to qualify, as a REIT, Shearman & Sterling is relying on the representation of the Company that the ownership of its stock has satisfied and will satisfy the Five or Fewer Requirement and the 100 Stockholder Requirement, without regard to whether, as a matter of law, the provisions contained in the Articles of Incorporation will preclude the Company from failing the Five or Fewer Requirement or the 100 Stockholder Requirement.

     Pursuant to applicable Treasury Regulations, a REIT must maintain certain records and request on an annual basis certain information designed to disclose the actual owners of its outstanding shares. The Company believes it has satisfied and intends to continue to satisfy such requirements.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

  Operating Entities

     Substantially all of the Company's investments are held indirectly through the Operating Partnership, and the Operating Partnership's investments generally are held indirectly through various lower-tier entities treated as partnerships or disregarded as separate entities for federal income tax purposes. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of such partnership items for purposes of the REIT income tests (described below) and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests (described below), the Company will include its proportionate share of assets held by the Operating Partnership, including the Operating Partnership's proportionate share of the assets held by the lower-tier entities. A partnership agreement's provisions allocating income and loss among partners will generally be respected for tax purposes if they comply with the requirements of Section 704(b) and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's (and any lower-tier partnership's) allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     The Company has owned and operated a number of properties through wholly owned subsidiaries. Under the Code, a corporation which is a "qualified REIT subsidiary" is not treated as a separate corporation; rather, all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as assets, liabilities and items of the Company.

  Income Tests

     To maintain qualification as a REIT, the Company must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for each taxable year beginning prior to January 1, 1998, short-term gain from the sale or other disposition of stock or securities, gain from "prohibited transactions" and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) was required to represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for such taxable year.

     Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property," solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or constructive owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property." Fourth, subject to a de minimis exception, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company has not and does not anticipate that it will in the future (i) charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or (iii) derive rent attributable to a Related Party Tenant. The Company believes it has met and will continue to meet the three gross income requirements outlined above.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "-- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provided relief if the Company failed the 30% income test that applied to taxable years beginning prior to January 1, 1998.

  Asset Tests

     At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT Subsidiary or another
REIT).

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and intends in the future to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

  Annual Distribution Requirements

     In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its "REIT taxable income," as adjusted, it will be subject to tax thereon at corporate tax rates. To the extent that the Company does not distribute all of its net capital gain, it will be subject to tax on the undistributed amount of net capital gain. The Company may elect, however, to pay the tax on its net undistributed long-term capital gains on behalf of its stockholders, in which case the stockholders would include in income their proportionate share of the undistributed long-term capital gains and receive a credit or refund for their share of the tax paid by the Company. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed, apparently regardless of whether the Company elects (as described above) to pay the capital gains tax on undistributed capital gains. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     It is expected that the Company's REIT taxable income will continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of non-cash deductions. In the event that such timing differences occur, the Company may find it necessary to seek funds through borrowings or the issuance of equity securities (there being no assurance that it will be able to do so) or, if possible, to pay taxable stock dividends in order to meet the dividend requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income; and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for United States federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

  Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. For purposes of determining whether distributions are out of earnings and profits, the earnings and profits of the Company will be allocated first to the Company's Preferred Stock (to the extent of distributions made in respect thereof), and then to the Common Stock. Distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the distribution in excess of a U.S. Stockholder's tax basis in its Common Stock will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own federal income tax returns any losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "-- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

  Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends are subject to special treatment. According to a recently published IRS notice, until further guidance is issued, if the Company designates a dividend as a capital gain dividend, it may also designate the dividend as (i) a 20% rate gain distribution, (ii) an unrecaptured section 1250 gain distribution (25% rate), or (ii) a 28% rate gain distribution. The maximum amount which may be designated in each class of capital gain dividends is determined by treating the Company as an individual with capital gains that may be subject to the maximum 20% rate, the maximum 25% rate, and the maximum 28% rate. If the Company does not designate all or part of a capital gain dividend as within such classes, the undesignated portion will be considered as a 28% rate gain distribution. Such designations are binding on each stockholder, without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     In addition, if the Company elects to pay tax on its undistributed long-term capital gains on behalf of its stockholders (as discussed above in "-- Annual Distribution Requirements"), the undistributed long-term capital gains are considered to be designated as capital gain dividends and therefore eligible for further designation as one of the three types of capital gain distributions.

  Passive Activity Loss and Investment Interest Limitations

     Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation on the deduction of investment interest. Under recently enacted legislation, net capital gain from the disposition of Common Stock and capital gain dividends generally will be excluded from investment income.

  Certain Dispositions of Shares

     In general, a U.S. Stockholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. Gain or loss realized upon a sale or exchange of Common Stock by a U.S. Stockholder who is an individual, trust or estate and who has held such Common Stock (i) for more than 18 months will be treated as long-term capital gain or loss, respectively, (ii) for more than 12 months but not more than 18 months will be treated as mid-term capital gain or loss, respectively, and (iii) for 12 months or less will be treated as short-term capital gain or loss, respectively. However, losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.

  Treatment of Tax-Exempt Stockholders

     A tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a 401(k) plan, that holds the Common Stock as an investment generally will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends will be subject to tax. In addition, a portion of the dividends paid to certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding capital stock will be taxed as unrelated business taxable income if the Company is a "pension held REIT." The Company does not expect to be a pension held REIT.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S Stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular United States federal corporate income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing a Non-U.S. Stockholder's basis in its Common Stock (but not below zero), and the distribution in excess of a Non-U.S. Stockholder's tax basis in its Common Stock will be treated as gain realized from the sale of its Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the branch profits tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable.

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of all other distributions out of current or accumulated earnings and profits, unless reduced by an applicable tax treaty. In addition, as a result of recently enacted legislation, the Company generally will withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A Non-U.S. Stockholder generally will be entitled to a refund from the IRS to the extent an amount is withheld from a distribution that exceeds the amount of U.S. tax owed by such Non-U.S. Stockholder.

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under Treasury Regulations generally effective for payments made on or after January 1, 1999 (subject to certain transition rules), however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company.

     In general, the sale or other taxable disposition ("sale") of Common Stock by a Five Percent Non-U.S. Stockholder is subject to United States income tax unless and until the Company becomes a domestically controlled REIT (as described below). A "Five Percent Non-U.S. Stockholder" is a Non-U.S. Stockholder who at some time during the five-year period preceding such sale, beneficially owned (including under certain rules of constructive ownership) more than five percent of the total fair market value of the Common Stock (as outstanding from time to time) or owned shares of another class of stock of the Company that represented value equivalent to five percent of the Common Stock (measured at the time such shares were acquired). For so long as the Company continues to be regularly traded on an established securities market, the sale of shares by any other Non-U.S. Stockholder is generally not subject to United States federal income tax (unless any gain realized therefrom is effectively connected with a trade or business conducted by such Non-U.S. Stockholder in the United States or, in the case of a nonresident alien individual, such person is present in the United States for more than 182 days during the taxable year and certain other requirements are met).

     A REIT is a domestically controlled REIT if at all times during the five-year period preceding the relevant testing date, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders (taking into account those persons required to include the Company's dividends in income for United States federal income tax purposes). Currently more than 50% in value of the Company's shares is held directly or indirectly by Non-U.S. Stockholders, and the Company will not qualify as a domestically controlled REIT for at least five years following such date as less than 50% is so held. Further, in part because the Common Stock is publicly traded in the United States, Luxembourg and Germany, no assurance can be given that the Company will qualify as a domestically controlled REIT even following such five-year period. In this regard, the Company's Articles of Incorporation were amended in 1997 to prohibit transfers of shares of the Company's stock to a non-U.S. person (as specifically defined) if such transfer would cause such non-U.S. person to own directly or indirectly more than 3% of the value of the outstanding shares of any class of the Company. So long as the Company is not a domestically controlled REIT, a Five Percent Non-U.S. Stockholder will be taxable in the same manner as a U.S. Stockholder with respect to gain on the sale of Common Stock (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     Even if the sale of shares of Common Stock by a Non-U.S. Stockholder is not subject to United States federal income taxation under the above rules, a Non-U.S. Stockholder would be subject to United States federal income taxation on any gain from such a sale if either (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Stockholder (in which case the gain will be taxable on a net basis), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for more than 182 days during the taxable year and certain other requirements are met (in which case such gain will be subject to a 30% tax on a gross basis). Further, in all cases, a Non-U.S. Stockholder would remain subject to United States federal income tax in respect of such Non-U.S. Stockholder's share of any distribution by the Company to the extent attributable to gain recognized from the sale of a United States real property interest.

     Upon the death of a foreign individual stockholder, the stockholder's shares will be treated as part of the stockholder's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

STATE AND LOCAL TAX

     The Company and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              SELLING STOCKHOLDERS

     In the DIHC Acquisition on October 27, 1997, the Company acquired interests in nine Class A office properties comprising approximately 4.5 million rentable square feet in Alexandria, Virginia (3 Properties), Atlanta (2 Properties), Boston (2 Properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago (collectively, the "DIHC Properties"). The DIHC Acquisition was effected by the Company purchasing all of the outstanding stock of those direct and indirect subsidiaries of DIHC that owned interests in the DIHC Properties, together with certain loans to such subsidiaries held by PGGM. DIHC is a wholly owned subsidiary of PGGM. As consideration for the DIHC Acquisition, PGGM and DIHC together received approximately $1.06 billion, consisting of 34,185,500 Shares of Common Stock, approximately $260 million in cash and $250 million in promissory notes. The Registration Rights and Voting Agreement among the Company, DIHC and PGGM provides that as long as PGGM and DIHC and their affiliates own in the aggregate 5% or more of the issued and outstanding shares of Common Stock, the Company will take all action necessary to ensure that two members of the Company's Board are individuals designated by PGGM. Pursuant to their rights under this agreement, PGGM and DIHC have appointed two directors to the Board.

     On January 5, 1998, the Company purchased the participation rights in the cash flow and residual value of Tower 56 from Larry Jay Wyman, Timothy P. Carden and Mazal American Partners for 307,692 Shares of Common Stock. As a result, all cash flow and the residual value of Tower 56 will now inure to the Company.

     The following table sets forth certain information with respect to the
Selling Stockholders as of February   , 1998, including the number of Shares
offered by each Selling Stockholder, the number of Shares beneficially owned by each Selling Stockholder before and after the offering and the percentage of ownership of the outstanding shares of Common Stock represented by the holdings of each Selling Stockholder before and after the offering. The Selling Stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Shares and there can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, such Selling Stockholder will receive all of the net proceeds from the sale of its respective Shares offered hereby.

                                                                                          SHARES
                                                                                       BENEFICIALLY
                                                                                       OWNED AFTER
                                           SHARES BENEFICIALLY                           OFFERING
                                              OWNED PRIOR TO                          (IF ALL SHARES
                                                 OFFERING                               ARE SOLD)
                                          ----------------------       SHARES       ------------------
          SELLING STOCKHOLDER               NUMBER       PERCENT       OFFERED      NUMBER     PERCENT
----------------------------------------  ----------     -------     -----------    ------     -------
PGGM(1).................................  27,458,750       28.0%      27,458,750       0          0
DIHC....................................   6,726,750        6.9%       6,726,750       0          0
Mazal American Partners(2)..............     205,128          *          205,128       0          0
Larry Jay Wyman.........................      97,436          *           97,436       0          0
Timothy P. Carden.......................       5,128          *            5,128       0          0

---------------
(1) As the sole stockholder of DIHC, PGGM may be deemed to beneficially own the Shares held beneficially and of record by DIHC. Accordingly, PGGM may be deemed to own, in the aggregate, 34,185,500 Shares, representing 34.9% of the outstanding shares of Common Stock.

(2) The record holder of the Shares is Langtry Trust N.V.

(*) Less than 1%.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of discounts, concessions or commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act as agent. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The sale of Shares offered hereby may be effected in transactions (which may involve crosses or block transactions) (i) on the NYSE or any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, and any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain states, if applicable, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered may be restricted from engaging in market making activities with respect to the Common Stock. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

     If the Selling Stockholders offer the Shares to or through underwriters, the rules of the Securities and Exchange Commission permit the underwriters to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Selling Stockholders offer the Shares to or through underwriters and the underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more Shares than are being offered by the Selling Shareholders, the underwriters may reduce that short position by purchasing Common Stock in the open market.

     If the Selling Stockholders offer Shares to or through underwriters, the underwriters may impose a penalty bid on certain underwriters and selling group members. This means that, if the underwriters purchase shares of Common Stock in the open market to reduce the underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. If the Selling Stockholders offer Shares to or through underwriters, neither the Selling

Stockholders, the Company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Selling Stockholders, the Company nor any of the underwriters makes any representation that the underwriters will engage in such transactions, or that such transactions, once commenced, will not be discontinued without notice.

     Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

     The Company will pay all the expenses incident to the registration of the Shares offered hereby, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay any underwriting discounts, commissions, and transfers taxes.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Shearman & Sterling, New York, New York, and Lionel, Sawyer & Collins, Las Vegas, Nevada.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Information
  by Reference........................    3
Risk Factors..........................    4
The Company...........................   11
Use of Proceeds.......................   12
Description of Capital Stock of the
  Company.............................   12
Certain Provisions of Nevada Law and
  of the Company's Articles of
  Incorporation.......................   14
Federal Income Tax Considerations.....   16
Plan of Distribution..................   27
Experts...............................   28
Legal Matters.........................   28

======================================================

======================================================

                               34,493,192 SHARES

                          CORNERSTONE PROPERTIES INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                              [            ], 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table is an itemized listing of expenses to be incurred by the Company in connection with the issuance and distribution of the shares of Common Stock being registered hereby, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC Registration fee:

        SEC Registration Fees.............................................  $181,250
        NYSE Listing Fee..................................................   120,726
        Printing and Engraving Expenses...................................    10,000
        Accounting Fees and Expenses......................................         0
        Legal Fees and Expenses (other than Blue Sky).....................    50,000
        Transfer Agent and Registrar Fees.................................         0
        Miscellaneous.....................................................         0
                                                                            --------
                  Total...................................................   361,976
                                                                            ========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the "NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he had reasonable cause to believe his actions were unlawful.

     Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards to those described above except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the NRS further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the NRS provides that any indemnification provided for by Section 78.7502 of the NRS (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

     Article IX of the Bylaws of the Company provides for indemnification of its officers and Directors, substantially identical in scope to that permitted under
Section 78.7502 of the NRS. The Bylaws provide, pursuant to Subsection 2 of
Section 78.7502 of the NRS, that the expenses of officers and Directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the Director or officer to repay such amounts unless it shall ultimately be determined that he is entitled to be indemnified by the Company pursuant to Article IX of the Bylaws.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
  4.1        Specimen of Common Stock Certificate
  4.2(a)*    Restated Articles of Incorporation of the Company (filed as
             Exhibit 3.1 to the Company's Form 10-K for the year ended
             December 31, 1995 (Commission File No. 0-10421) and
             incorporated by reference herein)
  4.2(b)     Certificate of Amendment of Restated Articles of
             Incorporation of Cornerstone Properties, dated October 27,
             1997.
  4.3*       Bylaws of the Company (filed as Exhibit 3.5 to the Company's
             Form 10-K for the year ended December 31, 1995 (Commission
             File No. 0-10421) and incorporated by reference herein)
  5.1        Opinion of Lionel Sawyer & Collins
  8.1        Opinion of Shearman & Sterling as to certain tax matters
 23.1        Consent of Lionel Sawyer & Collins (contained in the opinion filed as Exhibit 5.1)
 23.2        Consent of Shearman & Sterling (contained in the opinion
             filed as Exhibit 8.1)
 23.3        Consent of Coopers & Lybrand L.L.P.
 23.4        Consent of Ernst & Young L.L.P.
 23.5        Consent of Ernst & Young L.L.P.
 23.6        Consent of Ernst & Young L.L.P.
 23.7        Consent of Grant Thornton LLP
 23.8        Consent of Arthur Andersen LLP
 23.9        Consent of Coopers & Lybrand L.L.P.

---------------
 * Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 2nd day of March, 1998.

                                          CORNERSTONE PROPERTIES INC.

                                          By: /s/     JOHN S. MOODY
                                            ------------------------------------
                                            Name: John S. Moody
                                            Title:  Chairman and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                  /s/ JOHN S. MOODY                    Chief Executive Officer,          March 2, 1998
-----------------------------------------------------    Director and Chairman of the
                    John S. Moody                        Board (Principal Executive
                                                         Officer)

                /s/ THOMAS P. LOFTUS                   Chief Administrative Officer,     March 2, 1998
-----------------------------------------------------    Secretary and Controller
                  Thomas P. Loftus                       (Principal Accounting
                                                         Officer)

                /s/ KEVIN P. MAHONEY                   Senior Vice President and Chief   March 2, 1998
-----------------------------------------------------    Financial Officer (Principal
                  Kevin P. Mahoney                       Financial Officer)

                 /s/ CECIL D. CONLEE                   Director                          March 2, 1998
-----------------------------------------------------
                   Cecil D. Conlee

                 /s/ GEORGE A. DAVIS                   Director                          March 2, 1998
-----------------------------------------------------
                   George A. Davis

                   /s/ BLAKE EAGLE                     Director                          March 2, 1998
-----------------------------------------------------
                     Blake Eagle

             /s/ DR. KARL-LUDWIG HERMANN               Director                          March 2, 1998
-----------------------------------------------------
               Dr. Karl-Ludwig Hermann

                 /s/ HANS C. MAUTNER                   Director                          March 2, 1998
-----------------------------------------------------
                   Hans C. Mautner

               /s/ DR. LUTZ MELLINGER                  Director                          March 2, 1998
-----------------------------------------------------
                 Dr. Lutz Mellinger

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                /s/ GERALD RAUENHORST                  Director                          March 2, 1998
-----------------------------------------------------
                  Gerald Rauenhorst

               /s/ MICHAEL J.G. TOPHAM                 Director                          March 2, 1998
-----------------------------------------------------
                 Michael J.G. Topham

                /s/ DICK VAN DEN BOS                   Director                          March 2, 1998
-----------------------------------------------------
                  Dick van den Bos

                                                       Director                          March 2, 1998
-----------------------------------------------------
                  Jan van der Vlist

---------------
* By John S. Moody as Attorney-In-Fact.

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT                       PAGE
-------                       ----------------------                       ----
 4.1       Specimen of Common Stock Certificate
 4.2(a)*   Restated Articles of Incorporation of the Company (filed as
           Exhibit 3.1 to the Company's Form 10-K for the year ended
           December 31, 1995 (Commission File No. 0-10421) and
           incorporated by reference herein)
 4.2(b)    Certificate of Amendment of Restated Articles of
           Incorporation of Cornerstone Properties, dated October 27,
           1997.
 4.3*      Bylaws of the Company (filed as Exhibit 3.5 to the Company's
           Form 10-K for the year ended December 31, 1995 (Commission
           File No. 0-10421) and incorporated by reference herein)
 5.1       Opinion of Lionel Sawyer & Collins
 8.1       Opinion of Shearman & Sterling as to certain tax matters
23.1       Consent of Lionel Sawyer & Collins (contained in the opinion filed as Exhibit 5.1)
23.2       Consent of Shearman & Sterling (contained in the opinion
           filed as Exhibit 8.1)
23.3       Consent of Coopers & Lybrand L.L.P.
23.4       Consent of Ernst & Young L.L.P.
23.5       Consent of Ernst & Young L.L.P.
23.6       Consent of Ernst & Young L.L.P.
23.7       Consent of Grant Thornton LLP
23.8       Consent of Arthur Andersen LLP
23.9       Consent of Coopers & Lybrand L.L.P.

---------------
 * Previously filed.